Exhibit 99.2

Enhabit Home Health & Hospice Completes Spin-off from
Encompass Health

Enhabit also announces two new appointments
to its board of directors

DALLAS – July 1, 2022 – Enhabit Home Health & Hospice, a leading national home health and hospice provider, today announces it is now an independent, publicly traded company following the completion of its spin-off from Encompass Health Corporation. Enhabit will begin trading regular way on the New York Stock Exchange this morning, July 1, 2022, under the ticker symbol “EHAB.”

“Today marks a new and exciting chapter for our company, and we look forward to embarking on this next phase of growth with our team. We remain rooted in our philosophy of providing a better way to care for patients and their loved ones,” said Enhabit President and CEO Barb Jacobsmeyer. “As an independent company, we will have enhanced strategic and operational flexibility to put the interests of our patients, people, and investors first as we strive to bring high-quality, compassionate care to every patient where they are most comfortable: in their homes.”

Enhabit has more than 20 years of proven expertise, growing into one of the largest providers of home health and hospice services nationally. With over 10,000 employees at 351 locations in 34 states, Enhabit has an award-winning culture that is a key contributor to its continued success. By connecting with compassion, Enhabit’s team members strive to develop strong relationships with patients and their loved ones to help them achieve their individual care goals.

From 2020 to 2030, the number of individuals in the U.S. over the age of 65 is expected to grow by approximately 30% to 73 million people, creating a greater need for cost-efficient, in-home care options. Enhabit will continue expanding the possibilities of home-based care, driving a low cost of care while achieving superior outcomes for patients.

Upon completion of the distribution, each Encompass Health stockholder as of June 24, 2022, the record date for the distribution, received one share of Enhabit common stock for every two shares of Encompass Health common stock held as of the close of business on the record date.

Citigroup Global Markets Inc. and Goldman Sachs & Co. LLC served as financial advisors and Wachtell, Lipton, Rosen & Katz and Bradley Arant Boult Cummings LLP served as legal advisors to Enhabit in connection with the spin-off.

Enhabit announces appointment of two new board members

In addition, Enhabit is excited to announce an expansion to its board of directors with the appointment of Tina L. Brown-Stevenson and Susan A. La Monica.

Tina L. Brown-Stevenson - Ms. Brown-Stevenson is a retired executive who brings nearly three decades of experience in the national healthcare payor industry where she developed an expertise in health system analytics and data. Ms. Brown-Stevenson joined UnitedHealth Group in 2008 as the Executive Vice President of Healthcare Innovation and Information Group before being promoted to the Chief Data and Analytics Officer of OptumInsight. In 2012, Ms. Brown-Stevenson rose to the role of Senior Vice President of Health System Analytics and Decision Support, where she oversaw the analysis and management of provider and patient data to validate UnitedHealth Group’s strategy and product offerings, before her retirement in 2019. Prior to joining UnitedHealth Group, Ms. Brown-Stevenson previously held senior leadership positions at several other insurance companies, including Aetna, Cigna, and Partners Healthcare. In addition to her healthcare company experience, Ms. Brown-Stevenson currently serves on the boards of directors of several organizations, including Connecticut Children’s Medical Center and Kyruus Inc., a technology company that provides provider search and scheduling solutions to healthcare organizations. She also serves on the Advisory Board of the Commonwealth Honors College at the University of Massachusetts, Amherst. Ms. Brown-Stevenson has demonstrated her leadership and character through involvement on board roles in community and civic organizations. Ms. Brown-Stevenson also provided patient care for many years as a Registered Nurse before her retirement. As a result of her leadership roles at several large national payors in the rapidly evolving field of healthcare data and analytics and her various private board memberships, Ms. Brown-Stevenson is in a unique position to draw on her extensive experience to advise on opportunities to improve the quality of care for our patients through utilization of strategic technology.

Susan A. La Monica - Ms. La Monica is the Chief Human Resources Officer and Head of Corporate Social Responsibility for Citizens Financial Group, a publicly traded banking and financial services company, where she is responsible for developing human resource strategies to support the company’s business plan and directing its focus on environmental, social, and governance (ESG) issues as co-chair of the Citizens ESG Executive Steering Committee. Additionally, Ms. La Monica played a key role in the separation of Citizens Financial Group from the Royal Bank of Scotland in 2014. Prior to joining Royal Bank of Scotland in 2011, Ms. La Monica held several senior human resources leadership roles at JP Morgan Chase. In addition to her human resources experience, Ms. La Monica has demonstrated her leadership and character through over a decade of involvement on board roles in numerous community and civic organizations. As a result of her diverse leadership roles, Ms. La Monica is well positioned to address a full range of human capital issues, including compensation and benefits, talent acquisition and development, organizational development, and ESG matters.

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 About Enhabit Home Health & Hospice
Enhabit Home Health & Hospice is a leading national home health and hospice provider working to expand what’s possible for patient care in the home. The company’s team of clinicians supports patients and their families where they are most comfortable, with a nationwide footprint spanning 252 home health locations and 99 hospice locations across 34 states. Enhabit leverages advanced technology and compassionate teams to deliver extraordinary patient care. For more information, visit ehab.com.

Forward-looking statements
Statements contained in this press release which are not historical facts, such as those relating to the timing and effects of the spin-off and rebranding of the home health and hospice business, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All such estimates, projections, and forward-looking information speak only as of the date hereof, and Enhabit undertakes no duty to publicly update or revise such forward-looking information, whether as a result of new information, future events, or otherwise. Such forward-looking statements are necessarily estimates based upon current information and involve a number of risks and uncertainties. Actual events or results may differ materially from those anticipated in these forward-looking statements as a result of a variety of factors. While it is impossible to identify all such factors, factors which could cause actual events or results to differ materially from those estimated by Enhabit include, but are not limited to, our ability to execute on our strategic plans, regulatory and other developments impacting the markets for our services, general economic conditions, and other factors which may be identified from time to time in Enhabit’s SEC filings and other public announcements, including Enhabit’s Form 10 Registration Statement filed on May 25, 2022, as amended on June 9, 2022, and June 14, 2022.

Media contact
Erin Volbeda
media@ehab.com
972-338-5141

Investor relations contact
Jennifer Hills
jennifer.hills@ehab.com
469-621-6496